Exhibit 10.51

Titan Pharmaceuticals, Inc.

October 21, 2007

Robert Farrell

[address]

Dear Bob:

This letter will confirm the amendment to the severance provisions contained in your letter of employment with Titan dated August 9, 1996 as such provisions were amended by letter agreement dated December 11, 2007 (collectively, the “Agreement”). Please sign this letter where indicated and return it to Titan, retaining a copy for your records.

Section 2(b) of the Agreement is hereby amended by deleting the first sentence and replacing it with the following sentence: If your employment with the Company is terminated by the Company without Cause or by you for Good Reason, the Company will continue to pay your monthly salary on a regular bi-monthly basis and all options held by you will continue to vest and be exercisable in accordance with the terms thereof, for twelve (12) months from the date of termination; provided, however, if such termination without Cause of for Good Reason occurs within twelve (12) months following a Change in Control of the Company you shall be entitled to a lump sum severance payment equal to twenty-four (24) months salary payable within thirty (30) days following termination.

The following new Section 7 is added to the Agreement:

7.	Code Section 208G. Should the Company reasonably determine that the payment of compensation by the Company to the Executive, including but not limited to compensation payable under this Agreement and/or the Restricted Stock Agreement of even date herewith, would result in the Executive’s receiving an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, the Company shall reduce the amount of any payment or payments otherwise payable to the Executive, as determined by the Company in its sole discretion, which reduction shall be reasonably determined by the Company to be the smallest amount which will prevent the Executive from receiving such an “excess parachute payment”.

Sincerely,

/s/ Marc Rubin
Marc Rubin Chief Executive Officer

Accepted by:

/s/ Robert Farrell
Name: Robert Farrell

October 21, 2008
Date: